DATE:	8/5/05

TO:	Michael S. Smith
Infinite Group, Inc. (“Client”)
Phone: 585-654-5525
Fax: 585-654-8594

FROM:	D. Michael Monk
Phone: 713-863-8300
Fax: 713-460-1369

Subject:	Account Modification

Please find below our proposed revisions for IGI’s account with Amerisource.

Fee: 15% across-the-board reduction in IGI’s fees with Amerisource.

Contract Term: None; we are committed to earning your business daily. IGI may terminate at any time by giving thirty days written notice of termination.

You will continue to receive the same flexible and reliable funding and award-winning customer service.

We greatly value you as a customer and are committed to providing a program that meets your needs and truly gives you the Freedom to Grow. We are appreciative of the dependable and professional relationship you have provided to us thus far, and we are grateful for the opportunity to serve your company. We hope and trust that these revisions will work to better satisfy your business needs. Acknowledge and return via fax to (713) 460-1369. Upon receipt, the modifications will take immediately on all future advances.

Please do not hesitate to contact me directly if we can ever be of service.

Sincerely,

/s/ D. Michael Monk
D. Michael Monk
Managing Director

Acknowledged and Accepted:

/s/ Michael S. Smith
Michael S. Smith
President